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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 28, 1999

                              BARNES & NOBLE, INC.
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             (Exact name of registrant as specified in its charter)


    Delaware                           1-12302                 06-1196501
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   (State or other jurisdiction      (Commission          (IRS Employer
     of incorporation)                File Number)           Identification No.)

       122 Fifth Avenue, New York, NY                       10011
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     (Address of principal executive offices)           (Zip Code)


                                 (212) 633-3300
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               Registrant's telephone number, including area code


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         (Former name or former address, if changed since last report.)

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                              Barnes & Noble, Inc.
                                      Index

Item 2. Acquisition or Disposition of Assets ..................................3

Item 5. Other Events ..........................................................4

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits ....4

Signature .....................................................................5




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Item 2. Acquisition or Disposition of Assets.

On October 28, 1999, Barnes & Noble, Inc. (the "Company" or "Barnes & Noble") purchased, directly and indirectly, from Leonard Riggio, The Leonard Riggio Trust, R. Richard Fontaine, Daniel A. DeMatteo and Vendamerica B.V. (collectively, the "Sellers"), all of the outstanding membership interests in Babbage's Etc. LLC ("Babbage's Etc."), one of the nation's largest operators of video game and entertainment software stores, with 495 stores under the Babbage's(Registered), Software Etc.(Trademark) and GameStop(Registered) names. The purchase price was approximately $209 million. If financial performance targets are met over the next two fiscal years, Barnes & Noble will make additional payments to the Sellers of approximately $10 million in 2001 and approximately $10 million in 2002.

The Company believes it has purchased Babbage's Etc. at a significant discount to the market value of similar companies. The purchase price represents a multiple of 6.0 times Babbage's Etc.'s earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the twelve months ended July 31, 1999 and 5.0 times projected EBITDA of $42 million for the year ending January 29, 2000. The Company intends to continue the operations of Babbage's Etc. in its current markets. The acquisition was financed with cash from the Company's existing revolving credit facility with a syndicate led by The Chase Manhattan Bank.

Prior to the acquisition, the principal owner of Babbage's Etc. was Leonard Riggio, chairman and chief executive officer of Barnes & Noble. Accordingly, the Board of Directors of Barnes & Noble established a special committee of independent directors to evaluate the fairness of the transaction to Barnes & Noble, to make a recommendation to the Board based on its conclusions, and to review and assist in negotiating the transaction and the purchase price. The special committee and the full Board unanimously approved the transaction, and received a fairness opinion from Peter J. Solomon Company Limited.

Reference is made to the Company's report on Form 8-K dated October 6, 1999, related to this acquisition.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements regarding expectations of the Company, including statements containing EBITDA estimates and projections for Babbage's Etc., and current intentions of the Company. These statements are based on currently available information and represent the beliefs of the management of the Company.

The future events, which are the subject of such statements, as well as investments in common stock of the Company, are subject to certain risks which have been previously set forth in the


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Company's Form 10-K for the fiscal year ended January 30, 1999 and which also apply to Babbage's Etc. These include general economic and market conditions, decreased consumer demand for the Company's products, possible disruptions in the Company's computer or telephone systems, increased or unanticipated costs or effects associated with Year 2000 compliance by the Company or its service or supply providers, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruption or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the Company's online initiatives such as barnesandnoble.com, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, and other factors which may be outside of the Company's control. In addition, the video game market has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, they may have a material adverse effect on the Company's results of operations or financial condition, and actual results or outcomes may vary materially from those estimated or intended.

Item 5. Other Events.

In October 1999, subsequent to the two shareholder derivative lawsuits referred to in the Company's Form 8-K filed with the Securities and Exchange Commission on October 12, 1999, three additional shareholder derivative lawsuits were filed in the Chancery Court of the State of Delaware by Ralph Stone, Lawrence G. Metzger and Robert Waring, respectively, against the Company an its directors with respect to the Babbage's Etc. transaction. The lawsuits allege, among other things, a breach of fiduciary duties to the Company for the benefit of Leonard Riggio and seek damages and to enjoin or rescind the transaction. The Company believes that the transaction is in the best interests of shareholders and that the allegations are without merit. The Company intends to vigorously defend its position.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c) Exhibits.

            10.1 Purchase Agreement dated as of October 6, 1999 among the Company, Babbage's Etc. and the Sellers.


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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          BARNES & NOBLE, INC.
                                          --------------------
                                          (Registrant)


Date:  November 12, 1999                  By:   /s/Michael Archbold
                                                -------------------
                                                Michael Archbold
                                                Vice President, Treasurer
                                                (Chief Accounting Officer)


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